UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 9, 2015
Date of Report (Date of earliest event reported)

ENERGY TRANSFER EQUITY, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue
Dallas, Texas 75219
(Address of principal executive offices)

(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

As previously reported, on December 23, 2014, Energy Transfer Equity, L.P. (“ETE”), ETE Common Holdings, LLC, a wholly owned subsidiary of ETE (“ETE Holdings”), and Energy Transfer Partners, L.P. (“ETP”) entered into an Exchange and Repurchase Agreement (the “Agreement”). Pursuant to the Agreement, on March 9, 2015, ETP, ETE and ETE Holdings completed the transactions contemplated by the Agreement, including the transfer by ETE and ETE Holdings to ETP, and the repurchase by ETP, of 25,614,102 common units representing limited partner interests (“ETP Common Units”) held by ETE and 5,226,967 ETP Common Units held by ETE Holdings. Additionally, ETE transferred its 60% membership interest in each of Dakota Access Holdings LLC, and ETCO Holdings LLC, and paid ETP an amount in cash equal to $817,296,110, previously adjusted to reflect the reimbursement for capital costs related to the Bakken pipeline project funded by ETE prior to the closing of the transactions contemplated by the Agreement (the “Transactions”) and development expenses related to the Bakken pipeline project funded by ETE after November 17, 2014, and on or prior to the closing of the Transactions. In exchange, ETP issued 5,226,967 Class H units representing limited partner interests of ETP (“Class H Units”) to ETE Holdings, 25,614,102 Class H Units to ETE and 100 Class I units representing limited partner interests of ETP (“Class I Units”) to ETE, as set forth in the Second Amended and Restated Agreement of Limited Partnership of ETP (the “Partnership Agreement”), as amended by Amendment No. 9 (the “Partnership Agreement Amendment”). ETP’s general partner executed the Partnership Agreement Amendment on March 9, 2015 in connection with the closing of the Transactions.

Pursuant to the Partnership Agreement Amendment, the holders of Class H Units will generally be entitled to, pro rata in proportion to the number of Class H Units of each such holder, (i) allocations of profits, losses and other items from ETP corresponding to 90.05% of the profits, losses and other items allocated to ETP by Sunoco Partners LLC (“SXL GP”), with respect to the incentive distribution rights (“IDRs”) and general partner interest in Sunoco Logistics Partners, LP (“SXL”) held by SXL GP, and (ii) distributions from ETP for each quarter equal to 90.05% of the cash distributed to ETP by SXL GP with respect to the IDRs and general partner interest in SXL held by SXL GP for such quarter and, to the extent not previously distributed to holders of the Class H Units, for any previous quarters. Currently, the Class H Units are entitled to 50.05% of the profits, losses and other items allocated to ETP by SXL GP with respect to the IDRs and general partner interest in SXL held by SXL GP as well as corresponding cash distributions. The increase will become effective for the quarter ending March 31, 2015.
Pursuant to the Partnership Agreement Amendment, the Class I Units issued to ETE provide for additional cash distributions from ETP to ETE for the purpose of offsetting a portion of the IDR subsidies previously agreed to by ETE. In connection with these Transactions, ETP and ETE have agreed to reduce IDR subsidies from ETE to ETP by $55 million in 2015 and $30 million in 2016. As a result, after giving effect to the consummation of the Transactions, the updated IDR subsidy schedule, including all prior subsidies and subsidy reductions, between ETE and ETP is as follows:
Net IDR Subsidies from ETE to ETP ($ millions)

	2015	2016	2017	2018	2019
Q1	$7.50	$19.25	$21.25	$20.00	$17.50
Q2	$7.50	$19.25	$21.25	$20.00	$17.50
Q3	$8.00	$19.25	$21.25	$20.00	$17.50
Q4	$8.00	$19.25	$21.25	$20.00	$17.50

FYE	$31.00	$77.00	$85.00	$80.00	$70.00
Note: The IDR subsidy from ETE in connection with the acquisition of Susser Holdings Corp. of $35 million per year will continue through the quarter ending June 30, 2024, subject to earlier termination in the event ETE and ETP execute a transaction involving the Sunoco LP GP interest and IDRs. Previously agreed to management fees have not changed.

As a result of the Transactions, ETE and ETE Holdings no longer own any ETP Common Units but ETE continues to own, directly or indirectly, (i) all of the outstanding equity interests in the general partner of ETP and, through such ownership, all of the IDRs in ETP, and an approximate 1% general partner interest in ETP, (ii) 25,614,102 Class H Units and 100 Class I Units and (iii) through its ownership of ETE Holdings, a 0.1% membership interest in SXL GP and 55,386,967 Class H Units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER EQUITY, L.P.
By: LE GP, LLC, its general partner
Date: March 10, 2015	__/s/ John W. McReynolds______________. John W. McReynolds President